EXHIBIT 99-5



                         ORANGE-CO, INC.
              ANNOUNCES POTENTIAL CHANGE OF CONTROL

Bartow, Florida:  July 15, 1999

Gene Mooney, President and Chief Operating Officer of Orange-co, Inc. announced that Ben Hill Griffin, Inc. and Ben Hill Griffin III have informed the Company's Board of Directors that they intend to grant to Reservoir Capital Group, LLC, a private investment partnership, an option pursuant to which Reservoir will have the right for 25 business days to purchase their shares in Orange-co., representing 52.4% of the shares outstanding, at a purchase price of $7.00 per share. The option is subject to satisfaction of various conditions including a requirement that Reservoir agree to purchase all of the remaining shares of Orange-co at $7.00 per share. In response to this information, the Company's Board of Directors has formed a Special Committee of independent directors (the "Special Committee") to review certain
proposed  transactions  involving  the  Company  which  must   be
approved in order for the sale of shares to proceed. The option would not be exercisable until and unless the following events occur:

1. The Company and Reservoir must have entered into a merger agreement on terms acceptable to Reservoir and the Special Committee in which Reservoir commits to purchase all of the remaining outstanding stock of the Company at a purchase price of $7.00 per share.

2. The Company and Pasco Acquisition, Inc. ("Pasco"), which has entered into a letter of intent to purchase the processing plant and food service assets of the Company, must have agreed upon and entered into an asset sale agreement, on terms acceptable to Reservoir, the Special Committee and Pasco, committing the Company to sell and Pasco to purchase the processing plant and food service assets subject to the satisfaction of various conditions. These conditions include Reservoir's purchase of the BHG shares and all of the remaining shares of Orange-co for a purchase price of $7.00 per share prior to the closing of the plant and food service asset sale. Simultaneous with the execution of the asset sale agreement, (i) a fruit purchase agreement, between and on terms acceptable to Pasco and Ben Hill Griffin, Inc., must be executed pursuant to which a long term supply of fruit from Ben Hill Griffin, Inc. is guaranteed to Pasco, (ii) a non-compete and consulting agreement, between and on terms acceptable to Pasco and Ben Hill Griffin, III, must be executed pursuant to which Mr. Griffin agrees to consult for Pasco and not compete in the processing and food service business for a period of five years, and, (iii) all required initial payments estimated at $4,750,000 under the fruit purchase agreement and $2,000,000 under the non-compete and consulting agreement must be paid. The letter of intent with Pasco contemplates the requirement for a fruit supply agreement with Ben Hill Griffin, Inc. and non-compete and consulting agreements with Ben Hill Griffin, III. Additionally, simultaneous with the execution of the asset sale agreement, the Company and Pasco must enter into a management agreement pursuant to which Pasco will assume management of the processing plant and food service business on terms to be agreed upon by Reservoir, the Special Committee and Pasco. The management agreement will be effective as of the date of the execution of the asset sale agreement which, subject to approval by the Special Committee, must occur on or about the same time as the sale of the BHG Shares to Reservoir.

3.     Reservoir  and  Pasco  must  have  completed,   to   their
    satisfaction, their due diligence investigation of the Company and all other conditions to be satisfied prior to the exercise of the option as set forth in the letters of intent must have been satisfied or waived by the appropriate party, including the requirement that the Special Committee approve any replacement of the five directors expected to resign as a result of the sale of the BHG shares with directors who are acceptable to Reservoir.

Mr.  Mooney  indicated that he expected the Special Committee  to
begin  its  work  immediately  with  the  expectation  that   the
Committee would be ready with its recommendation during the 25-business day option period.



Statements or estimates contained in this release which are not historical facts are forward-looking statements subject to the Safe Harbor created by the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements are those containing words such as "hope", "may", "will", "expect", "believe", "anticipate", or "intend", or words of similar import. We caution you that, as a result of a number of factors, actual results could differ materially from those set forth in this press release. All forward-looking statements included in the press release or in any other press release of the company are made as of the date of the release, and Orange-co, Inc. does not undertake any obligation to update any such statements. Additional detailed information concerning a number of these factors is readily available in statements and reports that Orange-co, Inc. has filed with the Securities and Exchange Commission. Copies of these reports are available from Orange-co, Inc.